In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the French text will by law govern.

Exhibit 10.17

Employment Contract

with indefinite duration

Between

AptarGroup SAS,

Registered Office: 147, rue du Président Roosevelt, 78100 Saint-Germain-en-Laye, France.

Company registration number: 383 307 337

Represented by Peter Pfeiffer, acting as “Président”

and

Mr. Gaël TOUYA

The parties hereto agree as follows:

Article 1 – General Context

The Aptargroup group (hereafter “the Aptar Group”) is an industrial group which designs, manufactures and sells dispensing systems, sprays and closures for the packaging of consumer products in the personal care, fragrance, cosmetic, pharmaceutical, household, food, and beverage markets.  The development of the Aptar Group is global.

Mr. Gaël TOUYA was hired by the company Valois SAS on April 19th, 1995, then he was transferred to China within the company Aptar Suzhou Dispensing Systems Co Ltd until July 1st, 2008, when he was employed by the company AirlesSystems SAS to hold the responsibilities of Deputy General Manager. Since January 1st, 2010, Mr. Gaël TOUYA is Vice – President Business Development “Skin Care & Color Cosmetic” within Beauty + Home Segment, further to the strategic realignment decided by the Aptar Group during autumn 2009. Valois SAS, Aptar Suzhou Dispensing Systems Co Ltd and AirlesSystems are all subsidiary companies of the Aptar Group.

Mr. Gaël TOUYA is destined to hold the responsibilities of President Food & Beverage Europe for the Aptar Group as from January1st, 2012, at the latest.

AptarGroup SAS, in Saint-Germain-en-Laye, France, gathers the transverse and central functions located in Europe and provides strategic services and general management assistance to the affiliates of the Aptar Group affiliates, together with Aptargroup, Inc., its ultimate shareholder, located in Crystal Lake, USA.  In this context, Mr. Gael TOUYA will be employed by AptarGroup SAS.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the French text will by law govern.

Article 2 – Collective Bargaining Agreement

This contract is governed by the Collective Bargaining Agreement of the French Plastics Industry and by the internal rules of AptarGroup SAS.

Given that AptarGroup SAS is a subsidiary of AptarGroup, Inc., and the nature of Mr. Gaël TOUYA’s functions, this contract shall also be bound by rules and policies directly issued by AptarGroup, Inc. in respect of executives of the Aptar Group, notably by the Compliance Manual and related policies, including the Code of Business and Ethics.

Article 3 – Functions

Mr. Gaël TOUYA holds the position of “President Food & Beverage Europe”.

Operationally, Mr. Gaël TOUYA reports to Food & Beverage Segment President.

Hierarchically, Mr. Gaël TOUYA reports to AptarGroup SAS’ “Président”.

The primary purpose of Mr. Gaël TOUYA’s responsibilities is to direct all activities of the Europe region, implement the Food + Beverage strategy in coordination with other global regions and assure profitable growth. Mr. Gaël TOUYA will participate and contribute to the Food + Beverage Directoire.

Mr. Gaël TOUYA’s functions may evolve according to the organization and the activities of the Aptar Group in general.

Mr. Gaël TOUYA is classified as executive, “940 points” on the scale of the French Collective Bargaining Agreement of the Plastic Industry. Mr. Gael TOUYA has the status of a senior executive manager and is as such entitled to all rights and benefits granted to senior executive managers by the French Aptar Group companies. Because of this level and responsibilities, Mr. Gaël TOUYA will be excluded from the application of the reduction in the number of working hour’s regulation of September 10th, 2001, implemented within AptarGroup SAS.

Article 4 – Term of Contract – Period of Notice

This contract shall remain in full force and effect for an unlimited period. It is effective as of January 1st, 2012 at the latest. This contract is established as part of a transfer within the Aptar Group, Mr. Gaël TOUYA is not subject to a trial period.

Each party has the right to terminate this contract according to the conditions in this respect provided for by the law and subject, except in the event of gross misconduct, to the legal and conventional provisions in respect of notification of dismissal or resignation.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the French text will by law govern.

Article 5 – Compensation

Mr. Gaël TOUYA will receive a base gross annual salary equal to € 170 000 (One Hundred Seventy Thousand Euros), settled in 12 (twelve) equal monthly payments, in addition to which, he is entitled to:

×	the Aptar annual bonus for executive managers, as described in a separate document which may be amended from time to time; this bonus may amount up to 100% of the base salary;

×	an « intéressement » premium, based on AptarGroup SAS’ year end results, which may represent up to 8.5% of the annual basis compensation;

×

a contribution system from AptarGroup SAS on the company’s saving plan (« plan d’épargne d’entreprise » - « PEE »), which amounts to € 4,200 (four thousand and two hundred Euros) per year subject to an employee’s contribution during the same period of € 1,400 (thousand and four hundred Euros) to the PEE.

AptarGroup SAS will provide Mr. Gaël TOUYA, with a company car according to the Aptar French car policy. This company car will be taxed as a salary in kind according to the then prevailing tax rules as defined by AptarGroup SAS.

Article 6 – Place of Work

Mr. Gaël TOUYA’s main place of work is AptarGroup SAS’ registered office.

Depending on the needs of the position he holds, Mr. Gaël TOUYA may undertake business trips and temporary missions, either in France or abroad; such business trips shall not bring about any change of place of residence and will be subject to reimbursement of professional expenses on presentation of the corresponding receipts.

Moreover, for reasons relating to the organization and the smooth functioning of AptarGroup SAS or of the Aptar Group, Mr. Gaël TOUYA’s main place of work could be modified.  Such transfer shall comply, as the case may be, with the Aptar Group’s relocating policy.

Article 7 – Working Hours and Vacation

Given the level of initiative that is required by the position that Mr. Gaël TOUYA holds, the latter should devote all the time that is necessary in this respect.

Mr. Gaël TOUYA benefits from the same rights in respect of paid vacation as what is common to all employees of the Company, according to the provisions of the Collective Bargaining Agreement of the French Plastics Industry.

Article 8 – Terms and Conditions

Mr. Gaël TOUYA shall strictly and absolutely refrain from disclosing any information or confidential material he might obtain in the course of his function, regardless of their nature or origin. This obligation shall survive and continue in full force and effect despite termination and regardless of the reason of its termination.

Mr. Gaël TOUYA is also bound by the various Aptar Group policies that affect the category of executives he belongs to, such as, and without limitation, the “Conflict of Interest Policy” and “Insider Trader Policy”.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the French text will by law govern.

Finally, Mr. Gaël TOUYA shall inform the Company, without delay, of any change that might occur in respect of his civil status, family situation, military situation, address, etc…

Article 9 – Non Competition

9.1

Because of AptarGroup SAS’ and the Aptar Group’s needs to protect all its techniques, methods, processes, know-how and other information that may be conveyed to Mr. Gaël TOUYA and that contribute to the efficiency of its business, Mr. Gaël TOUYA, given the nature of his responsibilities, shall refrain from:

•

Working, either directly or indirectly, in any form whatsoever or through any intermediary, for the benefit of private individuals or corporate entities or any other organization having a Competing or Similar Activity.

•

Acquiring an interest, whether directly, indirectly or through any intermediary, in any form whatsoever (e.g. creating a business, acquiring a stake) in any private individual or corporate entity or any other organization having a Competing or Similar Activity.

“Competing or Similar Activity” shall be understood as anything with a direct or indirect relation to the activity of the Aptar Group, i.e. realization and production of dispensing systems, sprays and closures for the packaging industry.

9.2	This non-competition obligation shall apply worldwide.

The geographic scope of this clause shall apply both to the location of the domicile or registered office of the above-mentioned private individual or corporate entity having a Competing or Similar Activity and to the pursuit of the Competing or Similar Activity as such.

9.3

The present clause shall apply for a period of 2 (two) years commencing on the date of the effective termination of the present contract, whether or not Mr. Gaël TOUYA works for the duration of his period of notice and regardless of the reason for the termination of the present contract.

9.4

In consideration for this non-competition obligation, Mr. Gaël TOUYA shall receive, except in the event of gross misconduct, a fixed amount for special compensation equal to 50% (fifty percent) of the average monthly salary received by him during his last 12 (twelve) months’ presence in the Company. This compensation shall be paid as from the effective end of his activity for the duration of implementation of this clause 9, until, if need be, the effective date of retirement.

9.5	In the event Mr. Gaël TOUYA does not comply with the present clause, the Company shall be released from its obligation to pay financial compensation.

Furthermore, Mr. Gaël TOUYA shall automatically owe a sum corresponding to 2 (two) years’ salary based on the average monthly salary received by him during the last 12 (twelve) months’ presence in the Company. Such sum shall be paid to AptarGroup SAS for each infringement observed, without formal notice to end the competing activity being necessary.

The payment of such sum does not exclude any right that AptarGroup SAS reserves to sue Mr. Gaël TOUYA for compensation for the harm actually caused and to take out an injunction to ensure that he ends the Competing or Similar Activity.

9.6

However, AptarGroup SAS reserves the option of releasing Mr. Gaël TOUYA from the non-competition obligation.  In this case, the Company shall inform Mr. Gaël TOUYA accordingly by registered letter, return receipt requested, within one month of notification of the termination of his employment contract.  AptarGroup SAS also reserves the option of releasing Mr. Gaël TOUYA from the non-competition obligation at the end a one (1) year period commencing on the date of the effective termination of the

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the French text will by law govern.

present contract; in such case, Mr. Gaël TOUYA will be informed by registered letter return receipt requested, within one month prior to the end of this one year period.

The Company shall then be released from its obligation to pay the financial compensation provided for in paragraph 9.4 above.

9.7

The provisions of this clause 9 shall not be exclusive of any other Non Competition clause provided for in any other document executed by Mr. Gaël TOUYA with any company within the Aptar Group, notably, but not limited to, the Aptargroup, Inc. Stock Option Agreements for Employees.

Article 10 – Non Solicitation of Employees

Mr. Gaël TOUYA hereby commits not to, without AptarGroup SAS’ or the Aptar Group’s prior written consent solicit or having anybody solicit, whether directly or indirectly, in the framework of an activity outside AptarGroup SAS or the Aptar Group, the services of employees, whether full-time or part-time or under discussions, of AptarGroup SAS or any other affiliate of the Aptar Group.

Article 11 – Intellectual Property

During the term of the present contract, and for a one year period after the termination of this contract notwithstanding the cause of its termination, Mr. Gaël TOUYA hereby agrees and acknowledges, without reservation or exception, and without any additional compensation other than what is provided for in this contract:

•	To inform the Company of all inventions, improvements or plans carried out by himself in the field of activity of the Aptar Group;

•	To vest in the Company or in any company within the Aptar Group requesting it, the exclusive ownership in France or abroad of such inventions, improvements or plans;

•	To fill in for that purpose all formalities and procedures necessary to allow the Company to be the legitimate owner of the abovementioned inventions, improvements, plans etc…

Furthermore Mr. Gaël TOUYA shall waive to the Company or to any company within the Aptar Group requesting it, all title and rights, he may have in France or abroad, to an invention made with a third party and within the scope materials, machines or products manufactured and sold by the Aptar Group.

In return for such transfer and waiver of ownership, AptarGroup SAS shall, any time it deems it fair and possible, have the name of  Mr. Gaël TOUYA figure as inventor in the summary of the patent that will be filed by the said company to protect Mr. Gaël TOUYA’s invention.  Both parties will also discuss, in all fairness, the possibility of compensation, the amount and the form of which will be, in any case, appraised by the said company.

Article 11 – Miscellaneous

12.1    The cancellation of any one of the provisions of this contract shall not terminate the contract as long as the litigious clause is not considered by both parties as essential and determining to the agreement herein, and the cancellation does not challenge the general balance of the contract. In the event of cancellation of any of the provisions herein, the parties shall, in any case, endeavor to negotiate in good faith the drawing up of an economically equivalent clause.

12.2    The failure of either party at any time to enforce or request for enforcement of any provision of this contract shall not be construed as a waiver of such provision.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the French text will by law govern.

12.3    Any waiver by a party of any of its rights, or any change of any provision of this contract, shall not come into force except in writing, and if duly signed by both parties.

12.4    Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity hereof, that the parties are unable to resolve between themselves, shall be submitted to the French Conciliation Board (“Conseil des Prud’hommes”) or to any court having jurisdiction on AptarGroup SAS on the date the dispute is filed.

This employment contract is drawn up in two original copies.

Executed in Saint-Germain-en-Laye, on March 30th, 2011,

On behalf of
AptarGroup SAS

/s/ Peter Pfeiffer
Peter PFEIFFER
“Président”

(« Read and Approved »)
/s/ Gael Touya
Mr. Gaël TOUYA

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the French text will by law govern.

AMENDMENT TO THE EMPLOYMENT CONTRACT

By and between the undersigned :

Aptargroup UK Holdings Ltd. – French Branch (assuming the rights and obligations of Aptargroup SAS, further to a Business Transfer Agreement effective on January 1st, 2015),

Located at 36-38 rue de la Princesse, 78430 Louveciennes, France

Represented by Ms. Ursula Saint Léger, Group Vice President Human Resources, acting as Legal Representative;

And

Mr Gaël Touya,

The parties hereto agree as follows:

Article 1 Duties

As of January 1st, 2016, Mr. Gaël Touya shall hold the position of President, Food + Beverage segment of the Aptar Group.

At operational level, Mr. Gaël Touya shall report directly to the Group President and Chief Executive Officer.

The duties of Mr. Gaël Touya shall essentially be to direct all global activities of the "Food + Beverage” segment and ensure its growth.

Mr. Gaël Touya shall be a member of the Group Executive Committee ("Excom").

The duties of Mr. Gaël Touya may, by their nature, evolve according to the organization and the activities of of the Aptar Group in general.

Article 2 Remuneration

As of January 1st, 2016, Mr. Gaël Touya will receive a base gross annual salary equal to
€ 325.000 (three hundred twenty five thousand euros)120 000, settled in 12 (twelve) equal monthly payments, in addition to which he is entitled to :

•

an annual bonus which may represent up to 100% of the base salary. This annual bonus is defined according to the rules of the Aptar Group, as described in a separate document which may be amended from time to time.

•	a profit sharing premium (« intéressement »), based on Aptargroup UK Holdings Ltd. – French Branch’s criteria, which may represent up to 8.5% of the annual basis compensation ;

•	a contribution system from Aptargroup UK Holdings Ltd. – French Branch on the company’s saving plan (« plan d’épargne d’entreprise » - « PEE »), which amounts to € 4,200 (four thousand and two hundred

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the French text will by law govern.

•	Euros) per year subject to an employee’s contribution during the same period of € 1,400 (thousand and four hundred Euros) to the PEE ;

•

a contribution system from Aptargroup UK Holdings Ltd. – French Branch on the company’s retirement saving plan (« plan d’épargne retraite collectif » - « PERCO »), which amounts to € 250 (two hundred and fifty Euros) per year subject to an employee’s contribution during the same period of € 84 (eighty four Euros) to the PERCO.

Aptargroup UK Holdings Ltd. – French Branch will provide Mr. Gaël Touya with a company car according to the Aptar French car policy. This company car will be taxed as a salary in kind according to the then prevailing tax rules defined by Aptargroup UK Holdings Ltd.

All the other provisions of Gaël Touya's initial contract remain unchanged and shall apply “mutatis mutandis”.

This amendment to the employment contract is drawn up in two originals copies.

Executed in ParisLouveciennes, on February, 10th 2016,

("Read and Approved ")

/s/ Ursula Saint Léger	/s/ Gael Touya
Ursula Saint Léger	Gaël Touya
Legal representative	("Read and Approved ")